UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 15, 2007

COUNTERPATH SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-50346
(Commission File Number)

20-0004161
(IRS Employer Identification No.)

300-505 Burrard Street, Vancouver, British Columbia, Canada V7X 1M3
(Address of principal executive offices and Zip Code)

604.320.3344
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

Arrangement Agreement

On June 15, 2007, we entered into an Arrangement Agreement among our company, 6789722 Canada Inc., a Canadian corporation and direct wholly-owned subsidiary of our company, and NewHeights Software Corporation, a private Canadian corporation. Pursuant to the Arrangement Agreement, we agreed to acquire all of the issued and outstanding common shares of NewHeights in exchange for the issuance of 40,250,000 shares of our common stock. Each shareholder of NewHeights who is a Canadian resident will be able to elect to receive exchangeable shares of 6789722 Canada on the basis of one exchangeable share of 6789722 Canada for each common share of

NewHeights. Each exchangeable share of 6789722 Canada is exchangeable into one share of our common stock at the election of the shareholder or, in certain circumstances, of our company.

Prior to the closing of the transactions contemplated by the arrangement, the Arrangement Agreement may be terminated, among other things, by (i) mutual consent of our company and NewHeights, or (ii) by either our company or NewHeights if the arrangement has not been consummated by September 30, 2007.

Completion of the transactions contemplated by the Arrangement Agreement is subject to a number of closing conditions. Please review the Arrangement Agreement, attached hereto as Exhibit 10.1, for a complete description of all the terms and conditions of the proposed arrangement.

Support and Lock Up Agreement

In connection with the Arrangement Agreement, on June 15, 2007 we entered into Support and Lock Up Agreements between our company and each of Owen Matthews and Wesley Clover, controlling shareholders of NewHeights, whereby we agreed (i) not to disclose any non-public information concerning our business, results of operations, assets, liabilities, prospects, financial condition or affairs to any person other than NewHeights; (ii) to use our reasonable best efforts to perform our obligations under the Arrangement Agreement; and (iii) to use our reasonable best efforts to successfully complete the arrangement between our company 6789722 Canada and NewHeights as contemplated by the Arrangement Agreement in consideration for Mr. Matthews and Wesley Clover agreeing to vote all of their respective common shares of NewHeights in favor of the arrangement contemplated by the Arrangement Agreement.

Please review the form of Support and Lock Up Agreement, attached hereto as Exhibit 10.2, for a complete description of all the terms and conditions of the Support and Lock Up Agreement.

Subscription Agreement

In connection with the Arrangement agreement, on June 15, 2007, we entered into a Subscription Agreement between our company and Wesley Clover, whereby we agreed to issue an aggregate of 8,750,000 shares of common stock of our company to Wesley Clover at a price of $0.40 per share, for aggregate proceeds of $3,500,000. Pursuant to the Subscription Agreement, the 8,750,000 shares of common stock will be issued to Wesley Clover in three installments as follows:

(i)

3,750,000 shares of common stock of our company will be issued for cash consideration of $1,500,000 received on the first business day that is three months following the closing of the transactions contemplated by the arrangement pursuant to the Arrangement Agreement;

(ii)

2,500,000 shares of common stock of our company will be issued for cash consideration of $1,000,000 received on the first business day that is six months following the closing of the transactions contemplated by the arrangement pursuant to the Arrangement Agreement; and

(iii)

2,500,000 shares of common stock of our company will be issued for cash consideration of $1,000,000 received on the first business day that is seven months following the closing of the transactions contemplated by the arrangement pursuant to the Arrangement Agreement.

The 8,750,000 shares of common stock of our company, when issued, will be issued in reliance upon Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933.

Completion of the transactions contemplated by the Subscription Agreement is subject to a number of closing conditions. Please review the Subscription Agreement, attached hereto as Exhibit 10.3, for a complete description of all the terms and conditions of the Subscription Agreement.

Item 3.02 Unregistered Sales of Equity Securities

On June 15, 2007, we entered into a Subscription Agreement between our company and Wesley Clover, whereby we agreed to issue an aggregate of 8,750,000 shares of common stock of our company, in three installments as described above, to Wesley Clover at a price of $0.40 per share, for aggregate proceeds of $3,500,000. The 8,750,000 shares of common stock of our company, when issued, will be issued in reliance upon Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933.

Item 7.01 Regulation FD Disclosure

Attached as Exhibit 99.1 to this current report is our news release dated June 18, 2007.

Item 9.01Finanical Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Arrangement Agreement dated June 15, 2007 among our company, 6789722 Canada Inc. and NewHeights Software Corporation
10.2	Form of Support and Lock Up Agreement dated June 15, 2007
10.3	Subscription Agreement dated June 15, 2007 between our company and Wesley Clover Corporation
99.1	News release dated June 18, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COUNTERPATH SOLUTIONS, INC.

By:	/s/ Donovan Jones
Donovan Jones
Chief Operating Officer

Dated: June 18, 2007